HealthStream Announces Third Quarter 2018 Results Page 1 October 22, 2018	Exhibit 99.1

Contact:	Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2018 RESULTS

NASHVILLE, Tenn.  (October 22, 2018)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2018. In the following bullet-point highlights, (i) all results are from continuing operations only (i.e., 2017 and 2018 results exclude the gain on the sale of our divested Patient Experience business segment which was completed in February 2018 and the results of operations of such segment prior to this divestiture) and (ii) 2018 results are presented in accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606), whereas results for 2017 are presented in accordance with ASC 605.

•	Revenues of $59.9 million in the third quarter of 2018, up 9% from $54.7 million in the third quarter of 2017 with $634,000 positive impact in the third quarter of 2018 from the application of ASC 606
•

Operating income of $4.7 million in the third quarter of 2018, up 71% from $2.7 million in the third quarter of 2017 with $1.1 million positive impact in the third quarter of 2018 from the application of ASC 606

•

Income from continuing operations of $3.0 million in the third quarter of 2018, up 75% from $1.7 million in the third quarter of 2017 with $819,000 positive impact in the third quarter of 2018 from the application of ASC 606

•

Earnings per share (EPS) from continuing operations of $0.09 per share (diluted) in the third quarter of 2018, compared to EPS from continuing operations of $0.06 per share (diluted) in the third quarter of 2017

•

Adjusted EBITDA[1] from continuing operations of $11.1 million in the third quarter of 2018, up 22% from $9.1 million in the third quarter of 2017 with $1.1 million positive impact in the third quarter of 2018 from the application of ASC 606

•

CFO Gerard M. Hayden, Jr. tendered his resignation and will step down from his position in March 2019; Scott Roberts, Vice President of Accounting & Finance, will become Interim CFO following Hayden’s departure

Financial Results:

Third Quarter 2018 Compared to Third Quarter 2017

On January 1, 2018, the Company adopted ASC 606 using the modified retrospective approach. Under this approach, prior period results continue to be presented in accordance with the previous standard of ASC 605. See discussion elsewhere in this release about comparisons with respect to our results under ASC 606 and ASC 605.

Revenues for the third quarter of 2018 increased by $5.2 million, or 9 percent, to $59.9 million, compared to $54.7 million for the third quarter of 2017.

1 Adjusted EBITDA from continuing operations is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to income from continuing operations and disclosure regarding why we believe adjusted EBITDA from continuing operations provides useful information to investors is included later in this release.

HealthStream Announces Third Quarter 2018 Results Page 2 October 22, 2018

Revenues from our HealthStream Workforce Solutions segment were approximately $49.1 million for the third quarter of 2018, compared to $44.6 million for the third quarter of 2017. Revenue growth of $4.5 million from our workforce solutions products was primarily a result of an increase in subscription-based product revenues, including higher revenues from our resuscitation and compliance products.

Revenues from our HealthStream Provider Solutions segment were approximately $10.8 million for the third quarter of 2018, compared to $10.1 million for the third quarter of 2017. Revenue growth of $657,000, net of related deferred revenue write-downs, was primarily a result of professional services revenues from Morrisey Associates, Inc. (MAI), which we acquired in August 2016.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the third quarter of 2018, HealthStream reported a reduction of $703,000 to operating income and a reduction of $519,000 to net income as a result of deferred revenue write-downs from prior acquisitions. During the third quarter of 2017, HealthStream reported a reduction of $146,000 to operating income and a reduction of $87,000 to net income as a result of deferred revenue write-downs from prior acquisitions. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income during the three and nine months ended September 30, 2018 and 2017.

Operating income was $4.7 million for the third quarter of 2018, up 71 percent from $2.7 million for the third quarter of 2017. Operating income was positively impacted by the increase in revenue and by the application of ASC 606 as noted above. The positive impact of these items on operating income was partially offset by higher operating expenses associated with increased royalties, amortization, and personnel costs and by the increased amount of deferred revenue write-downs in the third quarter of 2018 compared to the 2017 period.

Income from continuing operations was $3.0 million in the third quarter of 2018, up 75 percent from $1.7 million in the third quarter of 2017. Income from continuing operations was positively impacted by the increase in revenue and the application of ASC 606 as noted above, partially offset by a decline in fair value of a minority equity investment accounted for under the cost method of accounting of $938,000, net of tax, and the increased amount of deferred revenue write-downs in the third quarter of 2018 compared to the 2017 period. EPS from continuing operations was $0.09 per share (diluted) in the third quarter of 2018, compared to $0.06 per share (diluted) for the third quarter of 2017.

Net income (from continuing and discontinued operations) was $3.0 million in the third quarter of 2018, compared to $2.5 million in the third quarter of 2017. Earnings per share (diluted) were $0.09 per share for the third quarter of 2018, compared to $0.08 per share (diluted) for the third quarter of 2017.

Adjusted EBITDA from continuing operations increased to $11.1 million for the third quarter of 2018, compared to $9.1 million for the third quarter of 2017. The application of ASC 606 had a positive impact of $1.1 million on Adjusted EBITDA from continuing operations during the third quarter of 2018.

Adjusted EBITDA (from continuing and discontinued operations) was $11.1 million for the third quarter of 2018, compared to $11.0 million for the third quarter of 2017.

HealthStream Announces Third Quarter 2018 Results Page 3 October 22, 2018

At September 30, 2018, the Company had cash and cash equivalents and marketable securities of $174.3 million. Capital expenditures incurred during the third quarter of 2018 were approximately $4.1 million.

At September 30, 2018, we had approximately 4,827,000 total subscribers implemented to use and 4,852,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition generally commences when a contract is implemented.

Year-to-Date 2018 Compared to Year-to-Date 2017

For the first nine months of 2018, revenues were $171.8 million, an increase of 8 percent over revenues of $159.6 million for the first nine months of 2017. Revenue increased in the amount of $12.2 million, which was partially offset by a decline in ICD-10 readiness revenue of $905,000. Operating income for the first nine months of 2018 increased by 60 percent to $12.7 million, compared to $7.9 million for the first nine months of 2017. Income from continuing operations for the first nine months of 2018 increased by 82 percent to $10.3 million, compared to $5.7 million for the first nine months of 2017. Earnings per share from continuing operations were $0.32 per share (diluted) for the first nine months of 2018, compared to $0.18 per share (diluted) for the first nine months of 2017. Net income for the first nine months of 2018 increased to $29.4 million, compared to $6.1 million for the first nine months of 2017, which increase was primarily driven by the $19.1 million gain, net of tax, on the sale of the PX business as noted below.  Earnings per share were $0.91 per share (diluted) for the first nine months of 2018, compared to $0.19 per share (diluted) for the first nine months of 2017. Adjusted EBITDA from continuing operations increased by 19 percent to $32.1 million for the first nine months of 2018, compared to $27.0 million for the first nine months of 2017. Adjusted EBITDA increased to $61.6 million for the first nine months of 2018, compared to $29.5 million for the first nine months of 2017, which increase was primarily driven by the pre-tax gain on the sale of the PX business of $29.5 million.

Financial Impact of Adopting ASC 606

The chart on page eleven under the heading of “Impact of Adoption of ASC 606” sets forth what the revenues, operating income, net income from continuing operations, adjusted EBITDA from continuing operations, and non-GAAP operating income would have been for the third quarter of 2018 and first nine months of 2018 if the prior revenue recognition standard was applied (ASC 605).

2018 Events

On February 12, 2018, the Company divested its Patient Experience (PX) business to Press Ganey Associates for $65.5 million in cash (without giving effect to the post-closing working capital adjustment). HealthStream recorded a gain, net of tax, on the sale of its PX business of $19.1 million. The sale of the PX business resulted in the Company’s complete divestiture of the Company’s patient experience solutions business segment. With the proceeds from this transaction, the Board of Directors declared a $1.00 per common share special cash dividend which was paid on April 3, 2018 to shareholders of record on March 6, 2018.

Management Team Announcements

HealthStream’s Chief Financial Officer, Gerard M. Hayden, Jr., has tendered his resignation, which will be effective following the Company’s filing of Form 10-K for the full-year 2018, which we expect to occur in March 2019. Afterwards, he will remain available to HealthStream as a Senior Executive Advisor. The Board of Directors will oversee the process to fill the CFO position.

To ensure a smooth transition following Mr. Hayden’s departure as CFO, Scott A. Roberts, HealthStream’s Vice President, Accounting & Finance, will serve as Interim CFO. Mr. Roberts, who is

HealthStream Announces Third Quarter 2018 Results Page 4 October 22, 2018

a Certified Public Accountant, joined HealthStream 16 years ago after working at Ernst & Young. His broad experience in public financial reporting and deep knowledge of financial operations, both in general and Company-specific terms, makes him particularly qualified to serve as an Interim CFO and as a candidate to fill the position permanently.

Financial Outlook for 2018

The Company adopted the new revenue recognition standard (ASC 606) utilizing the modified retrospective approach effective January 1, 2018, such that the Company has recognized revenue under this new standard for periods beginning on and after January 1, 2018, but will continue to report results for periods prior to January 1, 2018 under the prior revenue recognition standard (ASC 605). To assist in providing comparability against 2017 results, the Company will continue to disclose certain financial information for 2018 under ASC 605 in the notes to financial statements to be included in Forms 10-Q and 10-K for 2018.

The historical financial results of the PX business for periods prior to the closing of this transaction are reflected in the Company’s consolidated financial statements as discontinued operations. Accordingly, this financial outlook for 2018 is for continuing operations only and does not include (a) the gain on the sale of our PX business, which we completed on February 12, 2018, or (b) the results of our PX business during 2017, or the period in 2018 prior to the sale of such business, for this financial outlook.

Consistent with our most recent earnings release issued on July 23, 2018, we are presenting our updated 2018 financial outlook utilizing ASC 606 with respect to our anticipated 2018 results in light of the fact that our 2018 results are being presented under ASC 606.

For 2018, we continue to anticipate that consolidated revenues will increase six to eight percent as compared to 2017. We continue to anticipate that revenue growth in our Workforce Solutions segment will be in the four to six percent range and our Provider Solutions segment to grow 10 to 20 percent when compared to 2017.

We anticipate operating income for 2018 to increase between 45 and 60 percent as compared to 2017.

We anticipate that capital expenditures will be approximately $19 million during 2018. We expect the annual effective income tax rate to range between 20 and 22 percent for 2018.

This guidance does not include the impact of any acquisitions or strategic investments that we may complete during 2018.

“As our CFO for the last decade and as a board member for two years prior to that, Gerry Hayden has served the Company extraordinarily well and his leadership has been instrumental in the Company’s growth,” said Robert A. Frist, Jr., Chief Executive Officer. “Gerry has been and will continue for the next several months to be a valuable member of our executive team. The standard he has set is one of the utmost integrity and commitment. We are grateful for his service and wish him success in whatever future endeavors he chooses to pursue.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Gerard M. Hayden, Jr., Senior Vice President and Chief Financial Officer, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, October 23, 2018, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the

HealthStream Announces Third Quarter 2018 Results Page 5 October 22, 2018

domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #1996878) for U.S. and Canadian callers and 404-537-3406 (conference ID #1996878) for international callers.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, adjusted EBITDA from continuing operations, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization, and changes in fair value of cost method investments (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain non-cash and non-operating items. Effective January 1, 2018, the Company adopted ASU 2016-01, which (among other things) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. During the three months ended September 30, 2018, the Company recorded a reduction to net income and net income from continuing operations from a change in the fair value of a minority equity investment accounted for under the cost method of accounting. The Company has included this adjustment in the calculation of adjusted EBITDA, and intends to continue to include any positive or negative changes in fair value of cost method investments in the calculation of adjusted EBITDA on a prospective basis, because management believes that such changes do not represent the ongoing operational performance of the Company.  Management also believes that adjusted EBITDA from continuing operations is a useful measure for evaluating the operating performance of the Company because such measure excludes the results of operations of the PX business that we no longer own and thus reflects the Company’s ongoing business operations and assists in comparing the Company’s results of operations between periods.   We also believe that adjusted EBITDA and adjusted EBITDA from continuing operations are useful to many investors to assess the Company’s ongoing results from current operations. Adjusted EBITDA and adjusted EBITDA from continuing operations are non-GAAP financial measures and should not be considered as measures of financial performance under GAAP.  Because adjusted EBITDA and adjusted EBITDA from continuing operations are not measurements determined in accordance with GAAP, such non-GAAP financial measures are susceptible to varying calculations. Accordingly, adjusted EBITDA and adjusted EBITDA from continuing operations, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue.  In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined by GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods, excluding the impact of this deferred revenue write-down, and provides a useful measure of the ongoing performance of

HealthStream Announces Third Quarter 2018 Results Page 6 October 22, 2018

the Company. Both on a quarterly and year-to-date basis, the revenue for any acquired business is deferred and typically recognized over a one-to-two year period following the completion of an acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue had not been written down to fair value.

These non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

HealthStream Announces Third Quarter 2018 Results Page 7 October 22, 2018

About HealthStream

HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.9 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

HealthStream Announces Third Quarter 2018 Results Page 8 October 22, 2018

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues, net	$59,925	$54,743	$171,791	$159,630
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	25,102	22,523	70,586	64,898
Product development	6,600	6,002	19,149	17,929
Sales and marketing	8,559	9,145	26,536	27,764
Other general and administrative expenses	8,997	8,371	24,769	23,269
Depreciation and amortization	6,006	5,971	18,097	17,874
Total operating costs and expenses	55,264	52,012	159,137	151,734

Operating income	4,661	2,731	12,654	7,896

Other (loss) income, net	(548)	186	241	481

Income from continuing operations before income tax provision	4,113	2,917	12,895	8,377
Income tax provision	1,077	1,182	2,575	2,709
Income from continuing operations	3,036	1,735	10,320	5,668
Discontinued operations
Income (loss) from discontinued operations before income tax provision	—	1,238	(64)	762
Gain on sale of discontinued operations	—	—	29,490	—
Income tax provision	—	469	10,319	374
Income from discontinued operations	—	769	19,107	388
Net Income	$3,036	$2,504	$29,427	$6,056

Earnings per share – basic:
Continuing operations	$0.09	$0.06	$0.32	$0.18
Discontinued operations	—	0.02	0.59	0.01
Earnings per share - basic	$0.09	$0.08	$0.91	$0.19

Earnings per share - diluted:
Continuing operations	$0.09	$0.06	$0.32	$0.18
Discontinued operations	—	0.02	0.59	0.01
Earnings per share - diluted	$0.09	$0.08	$0.91	$0.19

Weighted average shares of common stock outstanding:
Basic	32,322	31,893	32,244	31,848
Diluted	32,415	32,217	32,308	32,183
Dividends declared per share	$—	$—	$1.00	$—

HealthStream Announces Third Quarter 2018 Results Page 9 October 22, 2018

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2018	2017(1)
ASSETS
Current assets:
Cash and cash equivalents	$130,283	$84,768
Marketable securities	44,025	46,350
Accounts and unbilled receivables, net	31,432	38,018
Prepaid and other current assets	24,919	24,467
Current assets of discontinued operations	—	6,125
Total current assets	230,659	199,728

Capitalized software development, net	16,770	16,014
Property and equipment, net	8,683	8,092
Goodwill and intangible assets, net	147,794	154,641
Deferred tax assets	—	45
Deferred commissions	13,474	—
Other assets	4,120	4,526
Long-term assets of discontinued operations	—	28,073
Total assets	$421,500	$411,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$35,358	$29,356
Deferred revenue	62,151	64,938
Current liabilities of discontinued operations	—	6,772
Total current liabilities	97,509	101,066
Deferred tax liabilities	5,082	—
Deferred revenue, non-current	2,333	6,287
Other long-term liabilities	882	1,048
Long-term liabilities of discontinued operations	—	2,548
Total liabilities	105,806	110,949

Shareholders’ equity:
Common stock	286,128	282,666
Accumulated other comprehensive loss	(17)	(38)
Retained earnings	29,583	17,542
Total shareholders’ equity	315,694	300,170
Total liabilities and shareholders' equity	$421,500	$411,119

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2017, adjusted for the divestiture of the PX business segment.

HealthStream Announces Third Quarter 2018 Results Page 10 October 22, 2018

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended
	September 30,	September 30,
	2018	2017
Operating activities:
Net income	$29,427	$6,056
Income from discontinued operations	(19,107)	(388)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,097	17,874
Share-based compensation	1,306	1,241
Deferred income taxes	661	710
Provision for doubtful accounts	690	820
(Gain) loss on equity method investments	(25)	5
Change in fair value of cost method investments	1,271	—
Other	(22)	351
Changes in assets and liabilities:
Accounts and unbilled receivables	5,865	4,422
Prepaid and other assets	(1,441)	885
Accounts payable, accrued and other liabilities	(7,576)	1,841
Deferred revenue	658	(1,464)
Net cash provided by continuing operating activities	29,804	32,353
Net cash (used in) provided by discontinued operating activities	(1,003)	3,310
Net cash provided by operating activities	28,801	35,663

Investing activities:
Proceeds from sale of discontinued operations	57,827	—
Changes in marketable securities	2,367	(9,724)
Payments to acquire cost method investments	(833)	(500)
Purchases of property and equipment	(4,342)	(4,828)
Payments associated with capitalized software development	(8,042)	(7,480)
Net cash provided by (used in) continuing investing activities	46,977	(22,532)
Net cash used in discontinued investing activities	(115)	(2,217)
Net cash provided by (used in) investing activities	46,862	(24,749)

Financing activities:
Proceeds from exercise of stock options	2,582	322
Taxes paid related to net settlement of equity awards	(335)	(410)
Payment of earn-outs related to prior acquisitions	(38)	—
Payment of cash dividends	(32,357)	—
Net cash used in continuing financing activities	(30,148)	(88)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(30,148)	(88)

Net increase in cash and cash equivalents	45,515	10,826
Cash and cash equivalents at beginning of period	84,768	49,634
Cash and cash equivalents at end of period	$130,283	$60,460

HealthStream Announces Third Quarter 2018 Results Page 11 October 22, 2018

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP income from continuing operations	$3,036	$1,735	$10,320	$5,668
Interest income	(736)	(221)	(1,586)	(583)
Interest expense	32	35	98	97
Income tax provision	1,077	1,182	2,575	2,709
Stock based compensation expense	459	401	1,306	1,241
Depreciation and amortization	6,006	5,971	18,097	17,874
Change in fair value of cost method investments	1,271	—	1,271	—
Adjusted EBITDA from continuing operations	$11,145	$9,103	$32,081	$27,006

GAAP net income	$3,036	$2,504	$29,427	$6,056
Interest income	(736)	(221)	(1,586)	(583)
Interest expense	32	35	98	97
Income tax provision	1,077	1,651	12,894	3,083
Stock based compensation expense	459	440	1,215	1,358
Depreciation and amortization	6,006	6,570	18,279	19,488
Change in fair value of cost method investments	1,271	—	1,271	—
Adjusted EBITDA	$11,145	$10,979	$61,598	$29,499

GAAP operating income	$4,661	$2,731	$12,654	$7,896
Adjustment for deferred revenue write-down	703	146	779	1,539
Non-GAAP operating income	$5,364	$2,877	$13,433	$9,435

GAAP net income	$3,036	$2,504	$29,427	$6,056
Adjustment for deferred revenue write-down, net of tax	519	87	583	1,077
Non-GAAP net income	$3,555	$2,591	$30,010	$7,133

(1)This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, adjusted EBITDA, and adjusted EBITDA from continuing operations, which are used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Third Quarter 2018 Results Page 12 October 22, 2018

Impact of Adoption of ASC 606

	Three Months Ended September 30,
	2018			2017
	ASC 606 As reported	Adjustments from ASC 606 to ASC 605	ASC 605 As adjusted	ASC 605
Revenue	$59,925	$634	$59,291	$54,743
Operating income	4,661	1,109	3,552	2,731
Income from continuing operations	3,036	819	2,217	1,735
Adjusted EBITDA from continuing operations	11,145	1,109	10,036	9,103
Non-GAAP operating income	5,364	1,109	4,255	2,877

	Nine Months Ended September 30,
	2018			2017
	ASC 606 As reported	Adjustments from ASC 606 to ASC 605	ASC 605 As adjusted	ASC 605
Revenue	$171,791	$738	$171,053	$159,630
Operating income	12,654	2,506	10,148	7,896
Income from continuing operations	10,320	2,006	8,314	5,668
Adjusted EBITDA from continuing operations	32,081	2,506	29,575	27,006
Non-GAAP operating income	13,433	2,506	10,927	9,435

HealthStream Announces Third Quarter 2018 Results Page 13 October 22, 2018

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2018, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of  risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 26, 2018, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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